EXHIBIT 21.1

Subsidiaries of Altra Industrial Motion, Inc.

Name of Subsidiary	Jurisdiction of Organization

• American Enterprises MPT Corp.	Delaware
• Nuttall Gear L L C	Delaware
• American Enterprises MPT Holdings, L.P.(1)	Delaware
• Ameridrives International, L.P.(2)	Delaware
• Boston Gear LLC	Delaware
• The Kilian Company	Delaware
• Kilian Manufacturing Corporation	Delaware
• 3091780 Nova Scotia Company	Nova Scotia, Canada
• Kilian Canada, ULC	Nova Scotia, Canada
• Warner Electric LLC	Delaware
• Formsprag LLC(3)	Delaware
• Warner Electric Technology LLC	Delaware
• Warner Electric International Holding, Inc.	Delaware
• Warner Electric UK Group Ltd.	United Kingdom
• Warner Electric UK Holding Ltd.	United Kingdom
• Wichita Company Ltd.	United Kingdom
• Warner Electric (Holdings) SAS	France
• Warner Electric Europe SAS	France
• Warner Electric Group GmbH	Germany
• Warner Electric Verwaltungs GmbH	Germany
• Stieber GmbH	Germany
• Warner Electric (Netherlands) Holding, B.V.	Netherlands
• Warner Electric Australia Pty. Ltd.	Australia
• Warner Shui Hing Limited	Hong Kong
• Warner Electric (Singapore) Ltd.	Singapore
• Warner Electric (Taiwan) Ltd.	Taiwan
• Warner Electric (Thailand) Ltd.	Thailand

(1) Altra Industrial Motion, Inc. owns 40.6% and American Enterprises MPT Corp. owns 59.4%.

(2) American Enterprises MPT Holdings, L.P. owns 99% and American Enterprises MPT Corp. owns 1%.

(3) Warner Electric LLC owns 70% and Ameridrives International, L.P. owns 30%.